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Exhibit 12



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 11, 2002 and October 17, 2002 relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Reports to Shareholders of the SSgA Funds - Small Cap Fund, Bond Market Fund, International Stock Selection Fund, Aggressive Equity Fund, Life Solutions Balanced Fund, Life Solutions Growth Fund, and Life Solutions Income & Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 30, 2003